Exhibit 99.1

Carlo Bozotti and Adalio T. Sanchez Elected to Avnet’s Board of Directors

PHOENIX – November 19, 2019 – Leading global technology solutions provider Avnet (Nasdaq: AVT) today announced that Carlo Bozotti and Adalio T. Sanchez have been elected to the company’s Board of Directors by the shareholders at the 2019 Annual Meeting held on November 19, 2019. Bozotti and Sanchez will serve on both the Audit and Corporate Governance Committees of the Board. In addition, JoAnn Jenkins will serve on both the Compensation and Corporate Governance Committees of the Board.

Carlo Bozotti brings over 40 years of experience in the electronics and semiconductor industry, and is currently an Industrial Partner of European private equity fund FSI. He was president and CEO of STMicroelectronics from 2005 to 2018, when he retired. During his time as president and CEO, Mr. Bozotti successfully led the company’s efforts to expand its leadership into stable, longer-term markets such as automotive and industrial electronics.

Mr. Bozotti currently serves on the boards of Lumson, the Italian leader in the primary packaging cosmetics sector, and Besi, a leading supplier of assembly equipment for the global semiconductor and electronics industries.

“Carlo’s depth of knowledge of the semiconductor and industrial electronics market, along with his expertise in identifying strategies for alliances and partnerships, particularly in the European electronics market, make him a valuable addition to the Avnet board,” said Rodney C. Adkins, chairman of the board of Avnet. “We’re pleased to welcome him and look forward to leveraging his knowledge in support of our supplier partners and engineering customers.”

A native of Noviglio, near Milan, Italy, Mr. Bozotti holds a degree in electronic engineering from the University of Pavia, Italy, and was a member of the European Round Table of Industrialists advocacy group.

Adalio T. Sanchez is president of S Group Advisory LLC, and a 35-year technology industry veteran in the enterprise hardware, software and semiconductor segments. He was formerly senior vice president at Lenovo Group Limited, responsible for the company’s enterprise systems, storage and data center technologies business. Prior to that, he spent 32 years at IBM Corporation in various senior executive and global general management roles.

Mr. Sanchez also serves on the boards of directors of ACI Worldwide Inc., a global software company facilitating real-time electronics payments where he chairs the Compensation Committee;

and on the board of the MITRE Corporation, a firm that manages federally funded research and development centers supporting several U.S. government agencies.

“Adalio’s enterprise technology experience along with the prominent role he plays in the larger technology community will not only help drive forward our Internet of Things (IoT) growth strategy, but also help us expand Avnet’s overall innovation ecosystem,” said Adkins. “His depth of knowledge and understanding of the markets we serve are great assets in providing technology solutions for our customers.”

Mr. Sanchez holds a bachelor of science degree from the University of Miami and an MBA from Florida International University.

Follow Avnet on Twitter: @Avnet

Follow Avnet on Instagram: http://www.instagram.com/Avnet

Connect with Avnet on Facebook: http://www.facebook.com/AvnetInc

Connect with Avnet on LinkedIn: http://www.linkedin.com/company/avnet

All brands and trade names are trademarks or registered trademarks, and are the properties of their respective owners. Avnet disclaims any proprietary interest in marks other than its own.

About Avnet
Avnet is a global technology solutions provider with an extensive ecosystem delivering design, product, marketing and supply chain expertise for customers at every stage of the product lifecycle. We transform ideas into intelligent solutions, reducing the time, cost and complexities of bringing products to market. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com. (AVT_IR)

Media Contacts

Heather Vana

Senior Director of Communications, Avnet

heather.Vana@avnet.com

480-643-8299

Lauren Levinson

Brodeur Partners for Avnet

llevinson@brodeur.com

202-899-4639

Investor Relations Contact

Ina McGuinness

investorrelations@avnet.com

480-643-7053